EXHIBIT 10.6
EXECUTIVE EMPLOYMENT AGREEMENT
     This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) made as of January 1, 2006, by and between: Penn Millers Mutual Holding Company, a Pennsylvania non- stock corporation (the “MHC”), Penn Millers Holding Corporation, a Pennsylvania business corporation (the “Holding Corporation”) and Penn Millers Insurance Company, a Pennsylvania property and casualty stock insurance company (the “Insurance Company”) all with offices at 72 North Franklin Street, Wilkes-Barre, PA 18773-0016. The MHC, the Holding Corporation and the Insurance Company, and their direct and indirect subsidiaries, are sometimes referred to collectively herein as the “Penn Millers System”,
AND
     FRANK JOANLANNE, an individual domiciled at 7 Winding Way, Dallas, PA 18612 (“Executive”).
     Executive currently serves as Senior Vice President. Insurance Company desires to retain the services of Executive. In reliance upon various oral and written representations, Insurance Company is willing to employ Executive and Executive is willing to serve Insurance Company on the terms and conditions provided in this Agreement. Accordingly, in consideration of the promises and the respective covenants and agreements of the parties, and intending to be legally bound, the parties agree as follows:
1. Employment. Insurance Company agrees to employ Executive, and Executive agrees to serve Insurance Company on the terms and conditions set forth in this Agreement.
2. Term of Agreement. Executive’s term of employment under this Agreement shall commence on January 1, 2006 (“Effective Date”) and shall continue for a period of three (3) years through December 31, 2008. Commencing on January 1, 2008 and on each January 1st (“Anniversary Date”) thereafter, this Agreement shall automatically be renewed for one additional year beyond the term otherwise established, unless one party provides written notice to the other party, at least 90 days in advance of an Anniversary Date, of its intent not to renew this Agreement for an additional one year term (“Non-Renewal Notice”). Nothing in this provision shall preclude termination as otherwise provided or permitted under this Agreement.
3. Position and Duties. Executive shall devote substantially all of his working time to Insurance Company to the exclusion of any other business activity. Executive shall serve as Senior Vice President and shall report directly to the President and CEO of Insurance Company. Executive shall submit such direct reports as are needed, from time to time, and shall be responsible for the day-to-day operations as follows: will provide guidance, direction, training, and support for related staff to assure business produced by the Insurance Company provides the Insurance Company with desired profitable results.

The parties agree that the Company may change Executive’s job description from time to time, so long as the duties that Company requires Executive to perform are of an executive or management level consistent with his background, experience and skills. Insurance Company reserves the right to re-assign the person or persons to whom Executive must directly report and said person shall hold a higher or lateral level of responsibility with Insurance Company.
4. Covenant Not to Compete; Nonsolicitation; Confidential Information.
     4.1 During Executive’s employment with Company and for a two (2) year period thereafter (the “Restricted Period”), Executive shall not directly or indirectly, either for his own account or as an agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise, of any person, firm, corporation, or enterprise:
a.	solicit or hire any employees of Company or induce any of such employees to terminate their employment relationship with Company; or

b.	solicit, induce or attempt to solicit or induce any customer, supplier or other entity doing business with the Company to cease doing business with the Company or, in the case of a customer, to do place agribusiness insurance, as that term is commonly understood in the industry, with any competitor of the Company.
     4.2 The limitations described in Section 4.1 shall be construed to prohibit Executive during the Restricted Period, or if Section 7.3.b. applies, the lesser of the Restricted Period or the period during which Executive continues to receive compensation under Section 7.3.b. from directly or indirectly owning, managing, operating, rendering services for (as a consultant or an advisor) or accepting any employment with (a) Nationwide Agribusiness Insurance Company, Michigan Millers Insurance Company or Westfield Insurance Company, (b) the agribusiness insurance business of any other insurance company, and (c) any other property and casualty insurance or reinsurance line of business to the extent that such ownership, management, operating, rendering of services or employment (and the activities necessarily incident thereto) have, or could reasonably be expected to have, a material adverse effect on the Company’s business insurance business within a one hundred (100) mile radius of Wilkes-Barre, Pennsylvania.
     4.3 Confidentiality. Executive agrees that he will not at any time during the Term of this Agreement (as determined under Section 2 hereof) or at any time thereafter for any reason, in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm, corporation or other business entity, in any manner whatsoever, any confidential information or trade secrets concerning the business of Company, including, without limiting the generality of the foregoing, any customer lists or other customer identifying information, the techniques, methods or systems of the Company’s operation or management, any information regarding its financial matters, or any other material information concerning the business of Company, its manner of operation, its plan or other material data. The provisions of this Section 4.3 shall not apply to (i) information that is public knowledge other than as a result of disclosure by the Executive in breach of this Section 4.3; (ii) information disseminated by

Company to third parties in the ordinary course of business; (iii) information lawfully received by the Executive from a third party who, based upon inquiry by the Executive, is not bound by a confidential relationship to Company, or (iv) information disclosed under a requirement of law or as directed by applicable legal authority having jurisdiction over the Executive.
     4.4 Although Executive and Company consider the restrictions contained in Sections 4.1, 4.2 and 4.3 to be the minimum restriction reasonable for the purposes of preserving Company’s goodwill and other proprietary rights, if a final determination is made by a court that the time or territory, or any other restriction contained in Sections 4.1, 4.2 and 4.3 is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Sections 4.1, 4.2 and 4.3 will not be rendered void, but will be deemed amended to apply as to such maximum time and territory and to such other extent as the court may determine to be reasonable.
     4.5 Executive agrees that this Covenant may be assigned by Company, as needed, to effect its purpose and intent and that Company’s Assignee shall be entitled to the full benefit of the restrictions enjoyed by Company under the terms of this Covenant.
5. Compensation and Related Matters.
     5.1 Base Compensation. During the period of Executive’s employment, Insurance Company shall pay to him annual base compensation of $181,324.41 (“Base Compensation”). The Board of Directors of Insurance Company shall periodically review Executive’s employment performance, in accordance with policies generally in effect from time to time, for possible merit or cost-of-living increases in such Base Compensation. Except for a reduction which is proportionate to an Insurance Company company-wide reduction in executive or senior management pay, not including eliminated positions or unfilled positions, the annual Base Compensation paid to Executive in any calendar year shall not be less than the annual Base Compensation paid to him in the immediately preceding calendar year. The frequency and manner of payment of such Base Compensation shall be in accordance with Insurance Company’s executive payroll practices, as in effect from time to time. Nothing in this Agreement shall be construed as precluding Executive from entering into any salary reduction or deferral plan or arrangement during the term of this Agreement. During the initial calendar year of this Agreement, the amount set forth in the first sentence of this subsection shall be pro rated to reflect the portion of such calendar year which follows the Effective Date.
     5.2 Incentive Compensation. During the period of Executive’s employment with Insurance Company, he shall be eligible to participate in any incentive plans or programs such as stock programs, options programs, long term cash plans, etc., that may be developed from time to time for Insurance Company. Actual participation will be at the sole and final determination of the Board of Directors of Insurance Company.
     5.3 Supplemental Executive Retirement Plan. Executive shall be entitled to participate in the Penn Millers System’s Supplemental Executive Retirement Plan (the “SERP”) in accordance with the terms of that Plan as they may be amended from time to time.

     5.4 Employee Benefit Plans and Other Plans or Arrangements. Executive shall be entitled to participate in any Penn Millers System benefit or incentive plans on the same basis as other executive officers of Insurance Company. Insurance Company may provide Executive with those perquisites that are reasonable and customary for similar positions.
     5.5 Expenses. During the period of Executive’s employment hereunder, he shall be entitled to receive reimbursement for reasonable and necessary expenses related to the business of Insurance Company, in accordance with the general policies and procedures established by insurance Company.
     5.6 Annual Stipend. Executive shall be entitled to receive, in lieu of any other reimbursement for or payment of country club or social club membership fees, dues or other fees and any automobile allowance, an annual reimbursement allowance of $10,000 for 2006, and thereafter as determined by the Insurance Company’s Board of Directors. This annual reimbursement allowance will be paid quarterly, in arrears, provided that Executive provides the Insurance Company with such verification of his actual expenses paid for the purposes described above or similar purposes as approved by the Board in its discretion, as the Insurance Company shall reasonably request. For purposes of any Company benefit plan, including, without limitation, retirement (including the SERP), life insurance, accidental death or dismemberment insurance, disability insurance or incentive compensation purposes, the annual stipend payable under this section shall not be considered wages or other compensation.
6. Termination for Cause.
     6.1 In General. Insurance Company shall be entitled to terminate Executive’s employment for Cause in any of the following circumstances:
•	Breach of his fiduciary duty or his duty of loyalty

•	Material dishonesty

•	Material misuse or theft of corporate property

•	Finding of Sexual Harassment

•	Fraternization which affects his objectivity in the treatment of fellow employees which occurs after being warned to cease

•	Abusive or threatening behavior which occurs after being warned to cease

•	Excessive Absenteeism having a material effect on corporate business operations

•	Conviction of Felony charges

•	Conviction of any criminal charge involving moral turpitude

•	Conviction of any charge of DUI or substance abuse

•	Substance Abuse, or

•	Material neglect of management duties
     6.2 Compensation. Within a reasonable time after Termination for Cause, Insurance Company shall pay Executive, in one lump sum, his accrued but unpaid Base Compensation earned through the date of Executive’s termination and any accrued but unpaid or otherwise vested benefits to which Executive is entitled under the terms of any Penn Millers System benefit or incentive plan. Contingent upon his prior agreement with and signature to a complete release and hold harmless agreement which shall completely release Penn Millers System, its parent, affiliates, officers, directors and employees (collectively the “Released Parties” and individually a “Released Party”) and which shall forever waive all claims of any nature that Executive may have against any Released Party, Executive shall receive, in one lump sum payment, an amount equal to one year’s premium for then current life, health and disability insurance coverage under the Penn Millers System benefit plans. In the event of termination for Cause hereunder, Executive shall forfeit any right to any unvested deferred incentive awards and shall be entitled to no Success Sharing Plan awards for the year of his termination or for any award cycle that remains uncompleted at the date of his termination.
7. Termination Without Cause.
     7.1 Termination by Employee on Voluntary Basis. In the event that Executive voluntarily terminates his employment hereunder, without Good Reason, as defined below, Executive shall be, subject to Section 7.4, entitled to be paid, within a reasonable time following his termination:
a.	His accrued but unpaid Base Compensation and any accrued but unpaid or otherwise vested benefits under any Penn Millers System benefit or incentive plan;

b.	If, but only if Executive’s voluntary termination of employment is by reason of his normal retirement at or after age 65, Executive shall be entitled to pro rata partial payments from the Penn Millers System’s Success Sharing Plan based on actual performance, i.e., the extent to which the targets set under such Plans are actually attained, and pro-rated based on number of full months worked. Payments under this Section 7.1.b. will be paid when such payments would have been made had Executive remained employed; and

c.	Except as specified in 7.1.a. and b. Executive will be entitled to no severance payments and no incentive plan payments that have not become vested and payable prior to his termination of employment.
     7.2 Termination By Reason of Death or Permanent Disability: In the event Executive’s employment is terminated by reason of death or permanent disability (defined for this purposes as a condition by reason of which Executive is entitled to and receiving disability benefits under the U.S. Social Security Act) Executive, or his estate, shall be, subject to Section 7.4, entitled to be paid:
a.	His accrued but unpaid Base Compensation and any accrued but unpaid or otherwise vested benefits under any Penn Millers System benefit or incentive plan.
     7.3 Termination by Insurance Company Without Cause or by Executive With Good Reason: In the event that Executive’s employment hereunder is terminated by the Insurance Company without Cause (as defined in Section 6.1), whether before or after a Change in Control (as defined in Section 7.6 below) or by the Executive with Good Reason (as defined in Section 7.5 below), whether before or after a Change in Control, Executive shall be, subject to Section 7.4, entitled to be paid or have provided:
a.	His accrued but unpaid Base Compensation and any accrued but unpaid or otherwise vested benefits under any Penn Millers System benefit or incentive plan;

b.	Continuation of Executive’s Base Compensation for the lesser of the remaining Term of this Agreement or two (2) years;

c.	Continuation of employer-provided healthcare benefits for 12 months at the levels in effect on the date of Executive’s termination, and thereafter to elect COBRA continuation for the remainder of Executive’s or his qualified dependents’ COBRA eligibility, it being understood that Executive’s and his dependents’ COBRA eligibility period will include the period during which the Company is providing benefits under this Section 7.3.c.; and

d.	A Success Sharing Plan payment for year of termination based on actual earned award pro-rated by number of full months worked; paid when such benefit would have been paid had Executive remained employed.
     7.4 Requirement of Release; Cessation on Competition.
a.	Notwithstanding anything to the contrary in Sections 7.1, 7.2 or 7.3, Executive’s entitlement to any payments other than Executive’s accrued but unpaid Base Compensation and any accrued but unpaid or otherwise vested benefits under any Penn Millers System benefit or incentive plan determined at the time of Executive’s termination of employment shall be contingent upon Executive’s prior agreement with and signature to a complete release and hold harmless agreement which shall completely release Penn Millers System, its parent, affiliates, officers, directors and employees (collectively the “Released Parties” and individually a “Released Party”) and which shall forever waive all claims of any nature that Executive may have against any Released Party, including without limitation all claims arising out of Executive’s employment within the Penn Millers System or the termination of that employment.

b.	Notwithstanding anything to the contrary in Section 7.3, in the event that the Executive breaches Sections 4.1 or 4.2 of this Agreement, any remaining payments or benefits to be provided under Section 7.3 shall not be paid or provided immediately upon such breach.
     7.5 Good Reason: Executive shall be considered to have terminated employment hereunder for Good Reason if such termination of employment is on account of:
a.	A material diminution of the Executive’s duties, authority or responsibility or the assignment to the Executive of duties materially inconsistent with Section 3 hereof;

b.	A reduction in Base Compensation (from current amount) other than a reduction specifically contemplated by Section 5.1 hereof;

c.	Any change in employee’s principal place of work (other than a temporary change occasioned by the Company’s business needs) that would increase Executive’s commute by 45 miles or more; or

d.	A material breach by Insurance Company of its obligations under this Agreement.
Notwithstanding the foregoing, a termination by Executive shall not be for “Good Reason,” whether or not a Change in Control has occurred, unless the Executive shall have given the Company at least ten business days written notice specifying the grounds upon which Executive intends to terminate his employment hereunder for “Good Reason”. In addition, any action or inaction which is remedied within ten business days following such written notice shall not constitute “Good Reason” for termination hereunder.
     7.6 Change in Control: A Change in Control of the Insurance Company shall have occurred if:
a.	During any period of 24 months, individuals who constitute the Board of Directors of the Insurance Company at the beginning of such period, and any new director described in the sentence at the end of this section, cease for any reason to constitute a majority of the Board;

b.	The Insurance Company merges or consolidates with any other corporation, other than a merger or consolidation which would result in the voting members of the Insurance Company immediately prior thereto continuing to represent, either directly or indirectly, at least 51% of the combined voting power of the members of the Insurance Company or of such surviving entity immediately after such merger or consolidation; or

c.	The Board approves a plan of complete liquidation of the Insurance Company, or there is consummated the sale or disposition by the Insurance Company of all or substantially all of the Insurance Company’s assets, or the Insurance Company is dissolved and its assets distributed in a judicial proceeding.
A director is described in this sentence for purposes of 7.6.a. above, if both (1) his or her initial assumption of office is not in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Insurance Company, and (2) his or her election by the Board or nomination for election by the Insurance Company’s Board was approved by a majority vote of the Directors then still in office who either were directors at the beginning of the period or whose elections met the conditions of this sentence.
     7.7 Exclusive Remedy. Except for any explicit rights and remedies Executive may have under any other contract, plan or arrangement with Insurance Company, the compensation and benefits payable under this Agreement and the remedy for enforcement shall constitute Executive’s exclusive rights and remedy in the event of the termination of his employment.
8. Withholding Taxes. All compensation and benefits provided in this Agreement shall, to the extent required by law, be subject to federal, state, and local tax withholding.
9. Applicable Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles, unless and to the extent preempted by the laws of the United States of America. Any controversy or dispute arising out of or relating to this Agreement, including an alleged breach, shall be subject to the jurisdiction of Court of Common Pleas of Luzerne County.
10. Additional Equitable Remedy. Executive acknowledges and agrees that Insurance Company’s remedy at law for a breach or a threatened breach of the provisions of this Agreement would be inadequate. In recognition of this fact, in the event of such a breach or threatened breach by Executive, it is agreed that Insurance Company shall be entitled to request equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy which may then be available. Nothing in this section shall be construed as prohibiting Insurance Company from pursuing any other remedy available under this Agreement for such a breach or threatened breach.
11. Officer Liability Insurance. Insurance Company shall provide Executive with coverage under a standard directors and officers’ liability insurance policy, at Insurance Company’s expense, in amounts consistent with amounts provided to the other officers and directors of Insurance Company.
12. Notices. Any notice required or permitted under this Agreement shall be sufficient if it is in writing and shall be deemed given (i) at the time of personal delivery to the addressee, or (ii) at the time sent First Class U.S. Mail, with form 3817 requested, addressed as follows:

To Insurance Company:
72 North Franklin St.
Wilkes-Barre, PA 18773-0016
To Executive:
7 Winding Way
Dallas, PA 18612
13. No Waiver. The failure by any party to this Agreement at any time or times to require strict performance by any other party of any of the provisions, terms, or conditions contained in this Agreement shall not waive, affect, or diminish any right of the first party at any time or times to demand strict performance therewith and with any other provision, term, or condition contained in this Agreement. Any actual waiver of a provision, term, or condition contained in this Agreement shall not constitute a waiver of any other provision, term, or condition, whether prior or subsequent to such actual waiver and whether of the same or a different type. The failure of Insurance Company to promptly terminate Executive’s employment for Cause shall not be construed as a waiver of the right of termination, and such right may be exercised at any time following the occurrence of the event giving rise to such right.
14. Survival. Notwithstanding the termination of this Agreement, the provisions which specify continuing obligations, compensation and benefits, and rights shall remain in effect until such time as all such obligations are discharged, all such compensation and benefits are received, and no party or beneficiary has any remaining actual or contingent rights under this Agreement.
15. Severability. In the event any provision in this Agreement shall be held illegal or invalid for any reason, such illegal or invalid provision shall not affect the remaining provisions and this Agreement shall be construed, administered and enforced as though such illegal or invalid provision were not contained in this Agreement.
16. Binding Effect and Benefit. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of Insurance Company and the executors, personal representatives, surviving spouse, heirs, devisees, and legatees of Executive.
17. Entire Agreement. This Agreement embodies the entire agreement among the parties with respect to the subject matter of this Agreement, and it supersedes all prior discussions and oral understandings of the parties with respect thereto.
18. No Assignment. This Agreement, and the benefits and obligations under this Agreement, shall not be assignable by any party except as provided in Section 4.5 and by operation of law.
19. No Attachment. Except as otherwise provided by law, no right to receive compensation or benefits under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to set off, execution, attachment, levy, or similar process, and any attempt, voluntary or involuntary, to effect any such action shall be null and void.

20. Captions. The captions of the several sections and subsections of this Agreement have been inserted for convenience of reference only. They constitute no part of this Agreement and are not to be considered in the construction of this Agreement.
21. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed one and the same instrument which may be sufficiently evidenced by any one counterpart.
22. Number. Wherever any words are used in the singular form, they shall be construed as though they were used in the plural form, as the context requires, and vice versa.
     IN WITNESS WHEREOF, the parties have executed this Agreement, or caused it to be executed, as of the date first above written.

For:	Penn Millers Insurance Company

By:	/s/ J. Harvey Sproul, Jr. J. Harvey Sproul, Jr., Chairman	DATE: 5/17/06

/s/ Frank Joanlanne

	Frank Joanlanne	DATE: 5/1 /06